Exhibit 99.1

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018

(With Independent Registered Public Accounting Firm Report Thereon)

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.)

New York, New York

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets for ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Subsidiary (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for the years ended December 31, 2019 and 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

We have served as the Company’s auditor since 2019.

New York, New York

March 19, 2020

ARTARA SUBSIDIARY, INC. (FORMERLY ARTARA THERAPEUTICS, INC.)

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2019	2018

Assets
Current assets:
Cash	$564,124	$5,549,952
Deferred offering costs	121,712	-
Prepaid expenses and other current assets	78,057	41,007
Total current assets	763,893	5,590,959

Property and equipment, net	458,591	-
Total assets	1,222,484	5,590,959

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	715,653	349,306
Accrued expenses	2,634,790	464,414
Total current liabilities	3,350,443	813,720

Total liabilities	3,350,443	813,720

Commitments and Contingencies

Stockholders’ (Deficit) Equity
Common Stock, $0.0001 par value, authorized 17,000,000 shares:
Common Stock, 8,400,000 common shares issued and outstanding as of December 31, 2019 and 2018, respectively.	840	840
Exchangeable Common Stock, 5,374,317 and 5,011,999 issued and outstanding as of December 31, 2019 and 2018, respectively.	538	502
Additional Paid in Capital	10,652,323	9,728,340
Accumulated Deficit	(12,781,660)	(4,952,443)
Total Stockholders’ (Deficit) Equity	(2,127,959)	4,777,239
Total Liabilities and Stockholders’ (Deficit) Equity	$1,222,484	$5,590,959

The accompanying notes are an integral part of these consolidated financial statements.

ARTARA SUBSIDIARY, INC. (FORMERLY ARTARA THERAPEUTICS, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2019	2018

Operating expense:
General & Administrative	$3,951,506	$766,780
Research & Development	3,877,711	3,478,805
Total operating expenses	7,829,217	4,245,585

Operating loss	(7,829,217)	(4,245,585)

Net Loss	$(7,829,217)	$(4,245,585)

Weighted Average Shares Outstanding, basic and diluted	13,511,989	11,203,467

Net loss per share, basic and diluted	$(0.58)	$(0.38)

The accompanying notes are an integral part of these consolidated financial statements.

ARTARA SUBSIDIARY, INC. (FORMERLY ARTARA THERAPEUTICS, INC.)

STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock		Exchangeable Common Stock		Exchangeable Common Stock to be	Additional Paid-in	Accumulated	Total Stockholders’ (Deficit)
	Shares	Amount	Shares	Amount	issued	Capital	Deficit	Equity

Balance at January 1, 2018	8,400,000	$840	-	$-	4,000,000	$689,160	$(706,858)	$3,983,142

Issuance of exchangeable common stock upon settlement of exchangeable common stock to be issued	-	-	2,371,428	237	(4,000,000)	4,149,763	-	150,000
Issuance of exchangeable common stock in April capital raise	-	-	485,714	49	-	849,951	-	850,000
Issuance of exchangeable common stock in May capital raise	-	-	12,000	1	-	20,999	-	21,000
Issuance of exchangeable common stock in September capital raise	-	-	285,715	29	-	499,971	-	500,000
Issuance of exchangeable common stock in December capital raise	-	-	1,857,142	186	-	3,249,812	-	3,249,998
Stock-based compensation - stock options	-	-	-	-	-	163,684	-	163,684
Stock-based compensation - restricted stock	-	-	-	-	-	105,000	-	105,000
Net loss	-	-	-	-	-	-	(4,245,585)	(4,245,585)

Balance at December 31, 2018	8,400,000	$840	5,011,999	$502	-	$9,728,340	$(4,952,443)	$4,777,239

Issuance of exchangeable common stock in September capital raise	-	-	362,318	36	-	499,963	-	499,999
Stock-based compensation - stock options	-	-	-	-	-	313,270	-	313,270
Stock-based compensation - restricted stock	-	-	-	-	-	75,000	-	75,000
Stock-based compensation - restricted stock units	-	-	-	-	-	35,750	-	35,750
Net loss	-	-	-	-	-	-	(7,829,217)	(7,829,217)

Balance at December 31, 2019	8,400,000	$840	5,374,317	$538	-	$10,652,323	$(12,781,660)	$(2,127,959)

The accompanying notes are an integral part of these consolidated financial statements.

ARTARA SUBSIDIARY, INC. (FORMERLY ARTARA THERAPEUTICS, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(7,829,217)	$(4,245,585)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	424,020	268,684
Depreciation	16,309	-
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(37,050)	(41,007)
Accounts payable	366,347	341,244
Accrued expenses	2,048,664	432,722
Net cash used in operating activities	(5,010,927)	(3,243,942)

Cash flows from investing activities:
Purchase of property and equipment	(474,900)	-
Net cash used in investing activities	(474,900)	-

Cash flows from financing activities:
Proceeds from private placements	499,999	4,750,998
Net cash provided by financing activities	499,999	4,750,998

Net (decrease)/increase in cash	(4,985,828)	1,507,056
Cash - beginning of year	5,549,952	4,042,896
Cash - end of year	$564,124	$5,549,952

Non-cash financing and investing activities:

Deferred offering costs recorded in accrued expenses	$121,712	$-
Shares issued for subscription payable	$-	$20,000
Issuance of Exchangeable Common Stock	$-	$4,000,000

The accompanying notes are an integral part of these consolidated financial statements.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 1 – BUSINESS, LIQUIDITY AND CAPITAL RESOURCES

Overview

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) (“Private ArTara”), a Delaware corporation, was formed on June 2, 2017 (inception), and is headquartered in New York, New York. On March 23, 2018, Private ArTara formed ArTara Tx Australia PTY LTD (“ArTara Tx Australia”), a New South Wales domiciled company, as its wholly owned subsidiary. ArTara Tx Australia is currently an inactive company. Private ArTara and ArTara Tx Australia are referred to as the “Company”.

Private ArTara is a rare and specialty diseases therapeutics company focused on optimizing product candidates for patients suffering from diseases where there is a significant unmet need. Its current development programs focus on the treatment of rare diseases in structural and connective tissues, as well as rare hepatology/gastrointestinal and metabolic disorders with investigational candidate TARA-002 for the potential treatment of lymphatic malformations and IV Choline Chloride for the potential treatment of intestinal failure-associated liver disease, or IFALD.

On January 9, 2020, the Company completed its previously announced merger transaction with ArTara Therapeutics, Inc. (formerly Proteon Therapeutics, Inc.) (“ArTara”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of September 23, 2019, by and among the Company, REM 1 Acquisition, Inc. (“Merger Sub”), and ArTara (as amended on November, 19, 2019, the “Merger Agreement”), pursuant to which Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of ArTara (the “Merger”). Following the completion of the Merger, the Company is focused on advancing its drug development programs. On January 9, 2020, Private ArTara changed its name from “ArTara Therapeutics, Inc.” to “ArTara Subsidiary, Inc.”, and ArTara changed its name from “Proteon Therapeutics, Inc.” to “ArTara Therapeutics, Inc.”

Liquidity, Capital Resources and Management Plans

As of December 31, 2019 and 2018, the Company’s cash on hand was $564,124 and $5,549,952, respectively. The Company has not generated revenues since its inception and has incurred net losses of $7,829,217 and $4,245,585 for the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019, the Company had a working capital deficit of $2,586,550 and stockholder’s deficit of $1,998,667. During the year ended December 31, 2019, cash flows used in operating activities were $5,010,927, consisting primarily of a net loss of $7,829,217, which includes non-cash stock-based compensation charges of $424,020. Since inception, the Company has met its liquidity requirements principally through the sale of its common stock in private placements.

In connection with the Merger, the Company consummated the Private Placements, raising gross proceeds of $42.5 million. Upon the consummation of the Merger and the Private Placements, the post-merger combined company had cash of approximately $40.7 million.

The Company is in the business of developing biopharmaceuticals and has no current or near term revenues. The Company has incurred substantial clinical and other costs in its drug development efforts. The Company will need to raise additional capital in order to fully realize management’s plans.

The Company believes that its current financial resources, as of the date of the issuance of these consolidated financial statements, are sufficient to fund its current twelve month operating budget, alleviating any substantial doubt raised by our historical operating results and satisfying our estimated liquidity needs for at least twelve months from the issuance of these consolidated financial statements.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company balances and transactions have been eliminated in the accompanying consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and also that affect the amount of expenses reported for each period. Actual results could differ from those which result from using such estimates. Management also utilizes various other estimates, including but not limited to income taxes, the valuation of deferred tax assets, determining the fair value of the Company’s common stock, and the valuation of securities and assumptions underlying stock-based compensation. The results of any changes in accounting estimates are reflected in the financial statements of the period in which the changes become evident. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash

The Company considers all highly liquid instruments with an original maturity of three months or less when acquired to be cash equivalents.

Property and Equipment

Property and equipment is recorded at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs that do not extend the useful lives of an asset or add new functionality are expensed as incurred. Property and equipment not placed into service is not depreciated until such time that it is placed into service. Depreciation is recorded using the straight-line method over the respective estimated useful lives of the Company’s assets.

Net Loss per Common Share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus the impact of common shares, if dilutive, resulting from the exercise of outstanding stock options.

The following securities are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been anti-dilutive:

	December 31,
	2019	2018
Stock options	1,151,730	639,230
Restricted stock units	27,500	-
Total potentially dilutive shares	1,179,230	639,230

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consists principally of cash amounts on deposit with financial institutions. At times, the Company’s cash in banks is in excess of the Federal Deposit Insurance corporation (“FDIC”) insurance limit. The Company has not experienced any loss as a result of these deposits.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation” (“ASC 718”). ASC 718 establishes accounting for stock-based awards exchanged for employee and consultant services. Under the provisions of ASC 718, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period (generally the vesting period of the equity grant). The fair value of the Company’s stock options are estimated using the Black Scholes option-pricing model with the following assumptions: fair value of the Company’s common stock, expected volatility, dividend rate, risk free interest rate and the expected life. The Company calculates the expected volatility using the historical volatility for a pool of peer companies over the most recent period equal to the expected term and evaluates the extent to which available information indicate that future volatility may differ from historical volatility. The expected dividend rate is zero as the Company does not expect to pay or declare any cash dividends on its common stock. The risk-free rates for the expected terms of the stock options are based on the U.S. Treasury yield curve in effect at the time of the grant. The Company has not experienced significant exercise activity on stock options. Due to the lack of historical information, the Company determined the expected term of its stock option awards issued using the simplified method. The simplified method assumes each vesting tranche of the award has a term equal to the midpoint between when the award vests and when the award expires. Restricted stock awards generally vest over the requisite service periods with typical amortization periods of 24 months (vesting on a straight–line basis). The fair value of a stock award is equal to the fair market value of a share of the Company’s common stock on the grant date. The Company accounts for the forfeiture of equity awards as they occur.

Fair Value Measurements

The carrying amounts of cash, prepaid expenses and accounts payable approximate their fair value due to the short-term nature of these instruments.

ASC 820 “Fair Value Measurements and Disclosures” provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

➢	Level 1 Quoted prices in active markets for identical assets or liabilities.
➢	Level 2 Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.
➢	Level 3 Significant unobservable inputs that cannot be corroborated by market data.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The measurement of net deferred tax assets is reduced by the amount of any tax benefit that, based on available evidence, is not expected to be realized, and a corresponding valuation allowance is established.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2019 and 2018, no liability for unrecognized tax benefits was required to be recorded. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended December 31, 2019 and 2018.

Research and Development Costs

Research and development costs are expensed as incurred. These expenses include the costs of our proprietary research and development efforts, as well as costs incurred in connection with certain licensing arrangements. Before a compound receives regulatory approval, the Company records upfront and milestone payments made to third parties under licensing arrangements as expense. Upfront payments are recorded when incurred, and milestone payments are recorded when the specific milestone has been achieved. Once a compound receives regulatory approval, the Company records any milestone payments in identifiable intangible assets, less accumulated amortization and, unless the asset is determined to have an indefinite life, the Company amortizes the payments on a straight-line basis over the remaining agreement term or the expected product life cycle, whichever is shorter.

For the years ended December 31, 2019 and 2018, the Company incurred $3,877,711 and $3,478,805 in research and development costs, respectively.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements Adopted

In February 2016, the FASB issued ASU 2016-02—Leases (Topic 842) (“ASU-2016-02”), which requires an entity to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU 2016-02 offers specific accounting guidance for a lessee, a lessor, and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. The Company adopted ASU 2016-02 on January 1, 2019 and has determined that since its lease has a term of less than one year that other than providing for additional disclosure within these consolidated financial statements, the implementation of this ASU did not have an effect on the consolidated financial statements (See Note 5).

In July 2018, the FASB issued ASU No. 2018-09, Codification Improvements, to makes changes to a variety of topics to clarify, correct errors in, or make minor improvements to the Accounting Standards Codification. Certain items of the amendments in ASU 2018-09 is effective for the Company in annual periods beginning after December 15, 2018. The Company adopted ASU 2018-09 on January 1, 2019 and has determined that this guidance had no effect on the consolidated financial statements.

Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to March 19, 2020, the date that the financial statements were available to be issued. Other than as described in Note 1, 5, 6, 8 and 9, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Useful Life	As of December 31,
	(in years)	2019	2018
Furniture, fixtures and other	5	$20,700	$-
Laboratory equipment	7	445,875	-
Property and equipment not yet placed into service		8,325
Total property and equipment, gross		474,900	-
Less: Accumulated depreciation		(16,309)	-
Total property and equipment, net		$458,591	$-

Depreciation expense was $16,309 for the year ended December 31, 2019 and was included in research and development expense within the consolidated statements of operations.

NOTE 4 – ACCRUED EXPENSES

Included in the Company’s accrued expenses within the consolidated financial statements are:

	As of December 31,
	2019	2018
Legal fees	$1,572,554	$8,784
Research and development	1,050,500	400,000
Other	11,736	55,630
Total	$2,634,790	$464,414

NOTE 5 – COMMITMENTS

Lease Agreements

The Company has entered into an operating leases for office and laboratory space. On January 1, 2019 (“Effective Date”), the Company adopted FASB Accounting Standards Codification, or ASC, Topic 842, Leases (“ASC 842”), which increases transparency and comparability by recognizing a lessee’s rights and obligations resulting from leases by recording them on the balance sheet as lease assets and lease liabilities. The new guidance requires the recognition of the right-of-use (“ROU”) assets and related operating lease liabilities on the balance sheet. The Company adopted the new guidance using the modified retrospective approach on January 1, 2019.

The adoption of ASC 842 did not result in the recognition of ROU assets as the Company did not have any leases with a term of twelve months or more.

The Company elected the package of practical expedients permitted within the standard, which allow an entity to forgo reassessing (i) whether a contract contains a lease, (ii) classification of leases, and (iii) whether capitalized costs associated with a lease meet the definition of initial direct costs. Also, the Company elected the expedient to allow the Company to not have to separate lease and non-lease components. The Company has also elected the short-term lease accounting policy under which the Company would not recognize a lease liability or ROU asset for any lease that at the commencement date has a lease term of twelve months or less and does not include a purchase option that the Company is more than reasonably certain to exercise.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 5 – COMMITMENTS (Continued)

Lease Agreements (Continued)

For contracts entered into on or after the Effective Date, at the inception of a contract the Company will assess whether the contract is, or contains, a lease. The Company’s assessment is based on: (i) whether the contract involves the use of a distinct identified asset, (ii) whether the Company obtained the right to substantially all the economic benefit from the use of the asset throughout the period, and (iii) whether the Company has the right to direct the use of the asset. Leases entered into prior to January 1, 2019, which were accounted for under ASC 840, were not reassessed for classification.

For operating leases, the lease liability is initially and subsequently measured at the present value of the unpaid lease payments. The Company generally uses its incremental borrowing rate as the discount rate for leases, unless an interest rate is implicitly stated in the lease. The present value of the lease payments is calculated using the incremental borrowing rate for operating leases, which was determined using a rate of interest that we would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term. The lease term for the Company’s lease includes the noncancellable period of the lease plus any additional periods covered by either a Company option to extend the lease that the Company is reasonably certain to exercise, or an option to extend the lease controlled by the lessor. ROU assets, once recorded, are reviewed for impairment.

Lease expense for operating leases consists of the lease payments plus any initial direct costs and is recognized on a straight-line basis over the lease term.

On April 1, 2019, the Company entered into a lease agreement for additional office space for monthly rent of $4,338. On July 1, 2019, the Company negotiated a simultaneous new lease and termination of existing leases for the period July 1, 2019 through March 31, 2020, at a monthly rent of $15,300.

On January 7, 2019, the Company entered into a quarter-to-quarter lease agreement for a development lab and a manufacturing space for quarterly rent of $1,309 and $19,173, respectively. The development lab space has been occupied as of May 2019 and the manufacturing space will be occupied as of March 2020.

Short-term lease cost for the years ended December 31, 2019 and 2018 was $151,202 and $34,795, respectively.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 5 – COMMITMENTS (Continued)

Employment Agreements

Jacqueline Zummo

On November 10, 2017, the Company entered into an employment agreement (the “Zummo Employment Agreement”) with Jacqueline Zummo for Dr. Zummo to serve as the Company’s Head of Operations and Medical Affairs. The Zummo Employment Agreement provides for an initial base salary that is subject to a further increase based upon the Company achieving a certain future capital raising goal. Additionally, the Zummo Employment Agreement provides that Dr. Zummo is eligible to receive cash bonus compensation and equity based awards.

Pursuant to the Zummo Employment Agreement, Dr. Zummo received a grant of restricted common stock (the “2017 Zummo Restricted Stock Grant”) which represented one and one-half percent (1.5%) of the shares of common stock outstanding at the date of grant. The 2017 Zummo Restricted Stock Grant was for 150,000 shares of common stock. Furthermore, Dr. Zummo was entitled to receive an option to purchase additional shares such that the total number of the shares under the 2017 Zummo Restricted Stock Grant and shares under the option would represent one and one-half percent (1.5%) of the total shares outstanding as of the date that the Company’s aggregate equity capital raised exceeds $5,000,000 (the “Zummo Top Off Option”).

On April 30, 2018, the Company’s aggregate equity capital raises reached $5,000,000. On September 17, 2019, the Company issued to Dr. Zummo the Zummo Top Off Option to purchase 46,535 shares (See Note 8). The obligation to issue the Zummo Top Off Option was determined to be an equity-based instrument. On September 17, 2019, the grant date, the award was authorized by the board of directors.

On November 12, 2019, the Company entered into a new employment agreement (the “Amended Zummo Employment Agreement”) with Dr. Zummo, effective December 17, 2019, to serve as the Company’s Senior Vice President, Operations. The agreement provides for an initial base salary of $305,000, which increased to $325,000 on January 9, 2020 in connection with the closing of the merger. Additionally, the agreement provides that Dr. Zummo is eligible to receive cash bonus compensation and equity based awards.

On January 10, 2020, pursuant to the terms of the Amended Zummo Employment Agreement, the Company’s board of directors granted Dr. Zummo a restricted stock unit award to purchase 45,500 shares of Common Stock, with 25% of the shares vesting on the one-year anniversary of January 10, 2020 until January 10, 2024, pursuant to the Company’s Amended and Restated 2014 Equity Incentive Plan, as amended (See Note 9). The restricted stock unit award is subject to the accelerated vesting terms provided in the Amended Zummo Employment Agreement.

Jesse Shefferman

On November 5, 2019, as amended on December 4, 2019, Jesse Shefferman, the Company’s Chief Executive Officer (“CEO”), entered into an employment agreement with the Company. Pursuant to the terms of the employment agreement, Mr. Shefferman has earned a base salary of $365,000, and was eligible for Private ArTara’s benefit programs, vacation benefits and medical benefits, and was entitled to an annual discretionary bonus of $127,750. Additionally, Mr. Shefferman was entitled to a special, one-time bonus of $100,000 upon completion of the Merger which was subsequently paid on January 14, 2020.

Pursuant to Mr. Shefferman’s employment agreement, upon the closing of the Merger, Mr. Shefferman’s annual base salary increased to $510,000 and he became entitled to a discretionary bonus equal to 50% of his annual base salary. On January 10, 2020, the post-merger board approved an option grant to Mr. Shefferman pursuant to his employment agreement (See Note 9). Under his employment agreement, Mr. Shefferman became eligible for pay continuation upon the termination of his employment under certain circumstances.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 5 – COMMITMENTS (Continued)

Employment Agreements (Continued)

Mr. Shefferman’s employment agreement remains effective following the consummation of the Merger Agreement.

The CEO Agreement provides that upon written notice, either party may terminate the employment arrangement with or without cause. The CEO Agreement provides that if the Company terminates Mr. Shefferman’s employment without cause or if Mr. Shefferman resigns for good reason, then Mr. Shefferman will be eligible to receive:

●	base salary for a period of 18 months paid in a lump sum;
●	any unpaid base salary through the effective date of termination; and
●	reimbursement of all business expenses for which he is entitled.

Product License and Clinical Services Agreements

Alan L. Buchman and Choline License Agreement

On September 27, 2017, the Company entered into a license agreement (the “Choline License Agreement”) with Alan L. Buchman (“Dr. Buchman”). Pursuant to the Choline License Agreement, the Company received from Dr. Buchman the license rights in and to the “Licensed Orphan Designations”, the “Licensed IND”, “Existing Study Data” and the “Licensed Know-How” for one or more of the licensed indications. In consideration for the rights and licenses granted, Dr. Buchman received a payment of $50,000 on October 2, 2017, and license payments of $50,000 and $50,000 on December 12, 2018 and January 8, 2019, respectively, upon the Company meeting the criteria for certain meetings to be held with the Federal Drug Administration (the “FDA”). Pursuant to the Choline License Agreement, effective October 2017, the Company incurred a fixed obligation to Dr. Buchman of $400,000 (the “Choline License Fee”). Upon the Company receiving $5,000,000 in cumulative funding (as defined), Dr. Buchman would be entitled to receive payment of the Choline License Fee as a lump sum if the funds are received by April 15, 2019 and the Choline License Fee shall be increased to a one-time payment of $600,000 if the funds are received by October 15, 2019. If the funds are not received by October 15, 2019, the Company shall pay its $600,000 Choline License Fee obligation by providing Dr. Buchman $50,000 on each six month anniversary beginning on October 15, 2019, until the $600,000 is paid or earlier, upon having met the $5,000,000 in cumulative funding. As of December 31, 2019 and 2018, the Company included $550,000 (consisting of the $600,000 Choline License Fee less a payment of $50,000 on October 2, 2019) and $450,000 (consisting of the $400,000 Choline License Fee plus an obligation of $50,000 in connection with the achievement of a milestone) within accrued expenses on the Company’s consolidated balance sheets for this obligation, respectively. On October 2, 2019, the Company made a payment of $50,000 to Dr. Buchman and on January 22, 2020, in connection with the closing of the merger and concurrent financing, Dr. Buchman was paid the remaining $550,000.

As part of the consideration for the Choline License Agreement, on September 27, 2017, the Company issued 250,000 shares of the Company’s restricted common stock, which had a grant date fair value of $450,000, representing approximately two and one-half percent (2.5%) of the Company’s capital stock on a fully-diluted basis (the “Choline Stock Grant”). Furthermore, Dr. Buchman was entitled to receive an option to purchase additional shares such that the total number of shares under the Choline Stock Grant and the shares under the option would represent 2.5% of the total shares outstanding as of the date that the Company’s aggregate equity capital raised exceeds $5,000,000 (the “Choline Top Off Option”).

On April 30, 2018, the Company’s aggregate equity capital raises reached $5,000,000. Thereupon, on September 13, 2018, the Company issued to Dr. Buchman the Choline Top Off Option to purchase 71,730 shares of common stock (See Note 7).

During the years ended December 31, 2019 and 2018, the Company recorded R&D expense of $200,000 (representing the increase in the Choline License Fee obligation) and $500,000 (consisting of $100,000 upon the achievement of milestones and $400,000 representing the initial Choline License Fee obligation), respectively, in connection with obligations under the Choline License Agreement.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 5 – COMMITMENTS (Continued)

Product License and Clinical Services Agreements (Continued)

The Feinstein Institute for Medical Research

On December 22, 2017, the Company entered into an agreement (the “Feinstein Agreement”) with The Feinstein Institute for Medical Research (the “Feinstein Institute”), a not-for-profit corporation with 50 research labs and 2,500 clinical research studies. Pursuant to the Feinstein Agreement, the Company would acquire an exclusive license relating to treatment of fatty liver diseases in humans for which Choline may be an effective therapeutic. In consideration for the rights and license granted, the Feinstein Institute would receive a royalty of one percent (1%) of the first one hundred million dollars ($100,000,000) of net sales of IV Choline Chloride and a royalty of one and one-half percent (1.5%) of all net sales thereafter. In addition, the Company would pay the Feinstein Institute twelve and one-half percent (12.5%) of net proceeds resulting from agreements entered within 2 years from the Effective Date, and seven and one-half percent (7.5%) of net proceeds resulting from agreements entered into thereafter. Pursuant to the Feinstein Agreement additional payments would be due to the Feinstein Institute for license maintenance payments and for meeting milestone events. On January 9, 2020, the Company’s raising of over $5,000,000 triggered a milestone obligation and accordingly the Feinstein Institute was paid $100,000.

During the years ended December 31, 2019 and 2018, in connection with the Feinstein Agreement, the Company recorded Research and Development expense of $625 and $1,085, respectively.

The University of Iowa

On November 28, 2018, the Company entered into a sponsored research and license agreement (the “Iowa Agreement”) with the University of Iowa. Pursuant to the Iowa Agreement, the University of Iowa which is engaged in clinical research to improve the diagnosis and treatment of lymphangioma using a pharmaceutical product (Ok-432) would assist the Company in collecting case reports forms, source data, and safety data available to the University of Iowa in support of the development of the Company’s proprietary Streptococcus Pyogenes investigational product, TARA-002. During the term of the services, the Company would pay the University of Iowa thirty thousand dollars ($30,000) per year to fund the project, plus additional amounts upon the realization of certain milestones. More specifically, upon forty-five (45) days of an approval of the TARA-002 by the FDA, the Company would pay up to $1,750,000 to the University of Iowa for meeting their milestones. Furthermore, the Company would pay the University of Iowa royalties of up to 1.75% for net sales ranging from $0 - $25,000,000, 2.25% for net sales ranging from $25,000,000+ to $50,000,000, and 2.50% for net sales of $50,000,000+. Pursuant to the Iowa Agreement, the University of Iowa would be entitled to additional payments for annual net sales payments as per the following milestones. For annual net sales of product up to $25,000,000; $62,500; for annual net sales of product of up to $50,000,000; $62,500; and for annual net sales of product of up to $100,000,000; $125,000.

During the years ended December 31, 2019 and 2018, in connection with the Iowa Agreement, the Company recorded Research and Development expense of $30,000 and $2,500, respectively.

Chugai Pharmaceutical Co., LTD

On June 17, 2019, the Company entered into an agreement (the “Chugai Pharmaceutical Agreement”) with Chugai Pharmaceutical Co., LTD (“Chugai”), a drug manufacturing firm with offices and operations in Japan. Pursuant to the Chugai Pharmaceutical Agreement, Chugai would help the Company in its goals to develop and commercialize a therapeutic product (the “New Product”) which is comparable to the Chugai existing therapeutic product (the “Existing Product”). In addition, the Company would be entitled to the use of Chugai materials and technical support as necessary. The Company is obligated to Chugai for certain payments upon the completion of agreed upon milestones. As of December 31, 2019, Chugai fulfilled its performance obligation upon which the Company recorded an obligation of $500,000. The Company has agreed to pay Chugai a portion for performance beginning in 2020, and the remaining majority of the payments will come upon the FDA’s approval of the product.

During the years ended December 31, 2019 and 2018, the Company recorded Research and Development expense of $500,000 and $0, respectively.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 5 – COMMITMENTS (Continued)

Product License and Clinical Services Agreements (Continued)

Temporary Employment Agreement

On December 6, 2018, the Company entered into a temporary employment agreement (the “Temporary Employment Agreement”) with an individual who assisted with certain corporate development activities. Pursuant to the Temporary Employment Agreement, the individual was entitled to receive an annual base salary of $90,000. In addition, the individual would be entitled to a performance-based success fee which would be adjusted based on amounts of funding achieved and timing of when such funding was received. On January 9, 2020, the Company’s capital raise triggered a performance-based compensation obligation and accordingly this individual was paid $462,500.

Other

The Company is involved in various claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate outcome of these matters would not have a material adverse impact on the financial position of the Company or the results of its operations.

In the normal course of business, the Company enters into contracts in which it makes representations and warranties regarding the performance of its services and that its services will not infringe on third party intellectual rights. There have been no significant events related to such representations and warranties in which the Company believes the outcome could result in losses or penalties in the future.

NOTE 6 – STOCKHOLDERS’ EQUITY

Authorized Stock

On June 2, 2017, the Company filed their initial articles of incorporation, authorizing the issuance of up to 10,000,000 shares of common stock with a par value of $0.0001. On November 29, 2017, the Company’s shareholders authorized an increase of 5,000,000 shares of common stock so that the total number of shares for all classes of stock would be a total of 15,000,000 authorized shares. On November 29, 2017, the Company amended its articles of incorporation to achieve a 1:100 stock split, and all share and par value amounts have been restated to reflect this stock split. On November 18, 2019, the Company shareholders authorized a further increase of 2,000,000 shares of common stock so that the total number of shares for all classes of stock would be a total of 17,000,000 authorized shares.

The holders of the Company’s common stock are entitled to one vote per share.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 6 – STOCKHOLDERS’ EQUITY (Continued)

Exchangeable Common Stock

The common stock issued to investors in a series of private placements sold during the period December 2017 through December 2018 included an exchangeability feature (“Exchangeable Common Stock”). The holders of the Exchangeable Common Stock were permitted to exchange their stock for shares of any stock issued in a follow-on financing event of a minimum of $5,000,000 to certain qualified investors (“Exchangeable Financing Event”). To the extent that the shares issued in the Exchangeable Financing Event were issued at less than $1.75 per share, in the exchange, pursuant to the terms of the respective stock purchase agreements for the holders of the Exchangeable Common Stock, the holder would receive additional shares on a weighted average basis. To the extent the Exchangeable Financing Event shares were issued at $1.75 or more, the shares would exchange at a one to one ratio.

On December 29, 2017, the Company received gross proceeds of $4,000,000 in connection with a private placement for the issuance of 1,600,000 shares of its Exchangeable Common Stock at a price of $2.50 per share. The Company did not issue the share certificates for this private placement until 2018 and as such, the $4,000,000 of gross proceeds was recorded as Exchangeable Common Stock to be issued as of December 31, 2017. On January 2, 2018, the Company received an additional $150,000 for this private placement. On January 22, 2018, the Company determined that this Exchangeable Common Stock to be issued and the $150,000 of proceeds received would be settled with the issuance of 2,371,428 shares of Exchangeable Common Stock, representing a share price of $1.75 per share.

On April 30, 2018, the Company completed a private placement of 485,714 shares of its exchangeable common stock at a price of $1.75 per share for gross proceeds of $850,000, of which $20,000 were received in October of 2017 and were recorded as a subscription payable as of December 31, 2017.

On May 31, 2018, the Company completed a private placement of 12,000 shares of its exchangeable common stock at a price of $1.75 per share for gross proceeds of $21,000.

On September 6, 2018, the Company completed a private placement of 285,715 shares of its exchangeable common stock at a price of $1.75 per share for gross proceeds of $500,000.

On December 31, 2018, the Company completed a private placement of 1,857,142 shares of its exchangeable common stock at a price of $1.75 per share for gross proceeds of $3,249,998.

On September 23, 2019, the Company completed a placement of 362,318 shares of its exchangeable common stock at a price of $1.38 per share for gross proceeds of $499,999.

The holders of the Exchangeable Common Stock agreed that upon the consummation of the Merger and the Proteon Private Placement (See Note 9), that their Exchangeable Common Stock agreements would be terminated, thus waiving their rights to exchange their shares into any class of stock other than common.

On January 9, 2020, an Exchangeable Financing Event occurred in connection with the reverse merger and 5,374,317 shares of Exchangeable Common Stock were converted into 5,374,317 shares of ArTara common stock.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 7 – STOCK BASED COMPENSATION

Fair Value of Common Stock

In order to determine the fair value of its common stock starting in 2018, the Company utilized a third party valuation consultant to prepare an analysis, the principal assumptions of which are outlined below. The Company’s common stock does not trade. The results of this analysis were utilized as inputs to determine the fair value of stock options.

A valuation was performed utilizing the subject company transaction approach, which consisted of examining prior transactions of the Company. Between April 2018 and December 2018, the Company sold its Exchangeable Common Stock to third parties and insiders at a price of $1.75 per share. The issue price of the Exchangeable Common Stock provided an input to determining the fair value of the common stock (without the exchangeable feature).

The Company determined the fair value of the exchangeable feature in order to determine the fair value of its common stock (without the exchangeable feature). Utilizing both a management’s discounted probability approach and a binomial simulation, the Company determined that the exchangeability feature had a fair value of $0.10 per share. As such, the fair value of the common stock was determined to be $1.65 per share. This methodology was used to value stock-based instruments issued during 2018 and through August 31, 2019. After consideration of the Exchangeable Common Stock issued on September 23, 2019, at a price of $1.38 per share, this methodology, utilized a fair value of Common Stock of $1.30 per share for equity based instruments issued after August 31, 2019.

Equity Incentive Plan

On August 10, 2017, Private ArTara, its Board of Directors of the Company (“Board”) and its shareholders approved the ArTara Therapeutics, Inc. 2017 Equity Incentive Plan (the ‘2017 Equity Incentive Plan”) to enable Private ArTara and its affiliates to recruit and retain highly qualified personnel and to incentivize personnel for productivity and growth.

The 2017 Equity Incentive Plan provides for the grant of a total of 2,000,000 shares for the issuance of stock options, stock appreciation rights, restricted stock and restricted stock units to among others, members of the board of directors, employees, consultants and service providers to the Company and its affiliates.

Restricted Stock Units

On October 15, 2019, the Board of Directors granted an issuance of 27,500 restricted stock units (“RSUs”), at a price of $1.30 per share, to a consultant. Each of the RSUs were granted under the Company’s 2017 Equity Incentive Plan. Each of the shares vested in five equal installments of 5,500 units on the 15th and 30th of each month, beginning on October 30, 2019. These shares were fully vested as of December 31, 2019 but are not included in common stock outstanding until settled. The restricted shares had a grant date fair value of $35,750.

Following is a summary of restricted stock unit activities for the year ended December 31, 2019:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Non-vested 1/1/2019	-	$-
Granted	27,500	1.30
Vested	(27,500)	1.30
Non-vested 12/31/2019	-	$-

The fair value of restricted stock units is amortized on a straight line basis over the requisite service periods of the respective awards.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 7 – STOCK BASED COMPENSATION (Continued)

Stock Options

On May 25, 2018, the Board of Directors granted options for the purchase of 100,000 shares of the Company’s common stock to members of the board of directors (50,000 shares to Scott Braunstein and 50,000 shares to Michael Solomon). Each of these options were granted under the Company’s 2017 Equity Incentive Plan, had an exercise price of $1.75 per share and a term of 10 years. Each of these options vested in forty-eight equal monthly installments over the following four years, beginning on June 1, 2018. The options had a grant date fair value of $128,470.

On July 12, 2018, the Board of Directors granted options for the purchase of 30,000 shares of the Company’s common stock to members of the board of directors (15,000 shares to Scott Braunstein and 15,000 shares to Michael Solomon). Each of these options were granted under the Company’s 2017 Equity Incentive Plan, had an exercise price of $1.75 per share and a term of 10 years. Each of these options vested as to two over forty-eight of the underlying shares on the anniversary of the date of the grant and vests as to the remainder of the underlying shares in forty-six equal monthly installments over a forty-six month period, beginning on July 12, 2018. The options had a grant fair value of $38,530.

On July 12, 2018, pursuant to the Zummo Employment Agreement, the Board of Directors granted an option for the purchase of 100,000 shares of the Company’s common stock to Dr. Zummo. The option, which was granted under the Company’s 2017 Equity Incentive Plan, had an exercise price of $1.75 per share and a term of 10 years. The option vests equally in forty-eight equal monthly installments over the following four years, beginning on August 1, 2018. The option had a grant date fair value of $128,430.

On September 13, 2018, pursuant to the Choline License Agreement, the Board of Directors granted an option for the purchase of 43,038 shares of the Company’s common stock to Dr. Buchman. The option, which was granted under the Company’s 2017 Equity Incentive Plan, had an exercise price of $1.75 per share and a term of 10 years. The option was fully vested as of the date of the grant. The option had a grant date fair value of $63,094.

On September 13, 2018, pursuant to the Choline License Agreement, on September 13, 2018, the Board of Directors granted an option for the purchase of 28,692 shares common stock to Dr. Buchman. The option, which was granted under the Company’s 2017 Equity Incentive Plan, had an exercise price of $1.75 per share and a term of 10 years. The first 8,438 option shares vested on the date of the grant and the remainder of the underlying shares vests in twelve equal monthly installments over the following year, beginning on October 1, 2018. The option had a fair value of $42,062.

On September 13, 2018, the Board of Directors granted an option for the purchase of 2,500 shares of the Company’s common stock to an employee. The option was granted under the Company’s 2017 Equity Incentive Plan, had an exercise price of $1.75 per share and a term of 10 years. The option vests in forty-eight equal monthly installments over the following four years, beginning on October 1, 2018. The option had a grant date fair value of $3,214.

On October 1, 2018, the Board of Directors granted an option for the purchase of 65,000 shares of the Company’s common stock to Luke Beshar, a member of the board of directors. The option was granted under the Company’s 2017 Equity Incentive Plan, had an exercise price of $1.75 per share and a term of 10 years. The first 4,062 option shares vested on the date of the grant and the remainder of the underlying shares vests in forty-five equal monthly installments over the following forty-five months. The option had a grant date fair value of $83,480.

On December 4, 2018, the Board of Directors granted an option for the purchase of 155,000 shares of the Company’s common stock to members of the board of directors (35,000 to Luke Beshar, 35,000 Michael Solomon, and 85,000 to Scott Braunstein). Each of these options were granted under the Company’s 2017 Equity Incentive Plan, had an exercise price of $1.75 per share and a term of 10 years. Each of these options vested in forty-eight equal monthly installments over the following four years, beginning on January 1, 2019. The options had a grant date fair value of $198,665.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 7 – STOCK BASED COMPENSATION (Continued)

Stock Options (Continued)

On December 4, 2018, pursuant to the Zummo Employment Agreement, the Board of Directors granted an option for the purchase of 50,000 shares of the Company’s common stock to Dr. Zummo. The option, which was granted under the Company’s 2017 Equity Incentive Plan, had an exercise price of $1.75 per share and a term of 10 years. The option vested in forty-eight equal monthly installments over the following four years, beginning on January 1, 2019. The option had a grant date fair value of $64,085.

On December 24, 2018, the Board of Directors granted an option for the purchase of 65,000 shares of the Company’s common stock to Roger Garceau, a member of the board of directors. The option was granted under the Company’s 2017 Equity Incentive Plan, had an exercise price of $1.75 per share and a term of 10 years. The option vested in forty-eight equal monthly installments over the following four years, beginning on January 1, 2019. The option had a grant date fair value of $83,311.

On February 1, 2019, the Board of Directors granted an option for the purchase of 200,000 shares of the Company’s common stock to an employee. This option was granted under the Company’s 2017 Equity Incentive Plan, had an exercise price of $1.75 per share and a term of 10 years. This option vests in forty-eight equal monthly installments over the following four years, beginning on March 1, 2019. The options had a grant date fair value of $273,760.

On April 29, 2019, the Board of Directors granted an option for the purchase of 247,500 shares of the Company’s common stock to members of the board of directors (55,000 shares to Luke Beshar, 82,500 shares to Scott Braunstein, 55,000 to Michael Solomon, and 55,000 to Roger Garceau). Each of these options were granted under the Company’s 2017 Equity Incentive Plan, had an exercise price of $1.75 per share and a term of 10 years. Each of these options vested in forty-eight equal monthly installments over the following four years, beginning on May 1, 2019. The options had a grant date fair value of $316,701.

On September 17, 2019, the Board of Directors granted an option for the purchase of 15,000 shares of the Company’s common stock to an employee. This option was granted under the Company’s 2017 Equity Incentive Plan, had an exercise price of $1.75 per share and a term of 10 years. The first 625 option shares vested on the date of the grant and the remainder of the underlying share vests in forty-eight equal monthly installments over the following forty-six months, beginning on October 1, 2019. The option had a grant date fair value of $19,082.

On September 17, 2019 pursuant to the Zummo Employment Agreement, the Board of Directors granted an option for the purchase of 50,000 shares of the Company’s common stock to Dr. Zummo. The option, which was granted under the Company’s 2017 Equity Incentive Plan, had an exercise price of $1.75 per share and a term of 10 years. The first 21,875 option shares vested on the date of the grant and the remainder of the underlying share vests in twenty-seven equal monthly installments over the following twenty-seven months, beginning on October 1, 2019. The option had a grant date fair value of $62,260.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 7 – STOCK BASED COMPENSATION (Continued)

Stock Options (Continued)

The Company determined the fair value of stock options granted based upon the assumptions as provided below.

	For the years ended December 31,
	2019	2018
Stock price	$1.30 - $1.65	$1.65
Exercise price	$1.75	$1.75
Dividend yield	0%	0%
Expected volatility	97%	97%
Risk-Free interest rate	1.71% - 2.37%	2.55% - 2.90%
Expected life (in years)	5.58 - 6.02	6.02 - 10.0

Following is a summary of stock option activities for the year ended December 31, 2019:

	Options	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding 1/1/2019	639,230	$1.39	$1.75	9.72	$-
Granted	512,500	1.25	1.75	-	-
Outstanding 12/31/19	1,151,730	$1.28	$1.75	8.97	$-

Exercisable as of 12/31/19	359,039	$1.30	$1.75	8.88	$-

The weighted average grant date fair value of the options granted during the year ended December 31, 2018 was $1.39. The fair value of stock options is amortized on a straight line basis over the requisite service periods of the respective awards. As of December 31, 2019 the unamortized value of stock options was $1,005,316. As of December 31, 2019, the weighted average remaining amortization period was 2.92 years.

Restricted Stock

Following is a summary of restricted stock activities for the year ended December 31, 2019, showing the number of issued and outstanding shares of common stock which were not yet vested and remained subject to forfeiture:

	Restricted Stock	Weighted Average Grant Date Fair Value
Non-vested 1/1/2019	87,500	$1.80
Vested	(87,500)	1.80
Non-vested 12/31/2019	-	$-

No shares of restricted stock were issued in the years ended December 31, 2019 or 2018. The fair value of restricted stock is amortized on a straight line basis over the requisite service periods of the respective awards.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 7 – STOCK BASED COMPENSATION (Continued)

Summary of Stock Based Compensation Expense

The following tables summarize total stock-based compensation costs recognized:

	For the year ended December 31,
	2019	2018
Restricted stock	$75,000	$105,000
Restricted stock units	35,750	-
Stock options	313,270	163,684
Total	$424,020	$268,684

Stock based compensation expense was reflected within the statements of operations as:

	For the year ended December 31,
	2019	2018
Research and development	$199,975	$231,259
General and administrative	224,045	37,425
Total	$424,020	$268,684

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 8 – INCOME TAXES

Federal and State Income tax expense is as follows:

	For the Year Ended December 31,
	2019	2018
Current
Federal	$-	$-
State	-	-
Total current	-	-
Deferred
Federal	1,614,057	887,072
State	930,004	511,122
Total deferred	2,544,061	1,398,195
Change in valuation allowance	(2,544,061)	(1,398,195)
Total Income Tax Expense (Benefit)	$-	$-

Deferred income taxes, if applicable, are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are as follows:

	For the Year Ended December 31,
	2019	2018
Deferred tax assets:
Net operating loss carry forwards	$3,806,086	$1,357,574
Organization costs/legal fees	9,067	9,802
Stock option expense	110,904	49,372
Restricted stock expense	238,320	213,495
Restricted stock unit expense	11,833	-
Charitable contributions	1,771	1,655
Total deferred tax assets	4,177,981	1,631,898
Valuation Allowance	(4,175,959)	(1,631,898)
Deferred tax assets, net of valuation allowance	2,022	-
Deferred tax liabilities:
Depreciation	(2,022)	-
Total deferred tax liabilities	(2,022)	-
Deferred tax liabilities, net of valuation allowance and deferred tax assets	$-	$-

A reconciliation of the provision for income taxes with the amounts computed by applying the statutory Federal income tax to income before provision for income taxes is as follows:

	For the Year Ended December 31,
	2019	2018
U.S. federal statutory rate	(21.0)%	(21.0)%
State taxes, net of federal benefit	(12.1)%	(12.1)%
Option expense	0.5%	0.1%
Meals	0.1%	0.1%
Change in valuation allowance	32.5%	32.9%
Effective tax rate	-%	-%

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 8 – INCOME TAXES (Continued)

As of December 31, 2019, for U.S. federal and state income tax reporting purposes, the Company has approximately $11.5 million of unused net operating losses (“NOLs”) available for carry forward to future years. The 2019 and 2018 federal and New York City NOLs may be carried forward indefinitely, but utilization will be subject to an annual deduction limitation of 80% of taxable income. These 2019 and 2018 losses will not be allowed to be carried back. The 2019 state NOLs may be carried forward through the year 2039 and may be applied against future taxable income. The 2017 federal and New York City NOLs will begin to expire during the year ended December 31, 2037. Because United States tax laws limit the time during which NOL carry forwards may be applied against future taxable income, the Company may be unable to take full advantage of its NOLs for federal income tax purposes when the Company does generate taxable income. Further, the benefit from utilization of NOL carry forwards could be subject to limitations due to material ownership changes that could occur as the Company continues to issue additional shares of common stock pursuant to its capital raising plans. Based on such limitations, the Company has significant NOLs for which realization of tax benefits is uncertain. As of December 31, 2019, the Company believes that there have been no such ownership changes that would give rise to a material NOL carry forward limitation. On January 9, 2020, upon consummation of the Merger, there was a more than 50% ownership change that will cause limitations on how the Company’s NOL carry forwards may be utilized in future periods.

The Company remains subject to examination by tax authorities for tax years 2017 through 2019. The Company has identified its federal tax return and its state tax return in New York state and New York City as its “major” tax jurisdictions.

Based on a history of cumulative losses at the Company and the results of operations for the years ended December 31, 2019 and 2018, the Company determined that it is more likely than not that it will not realize benefits from the deferred tax assets. The Company will not record income tax benefits in the financial statements until it is determined that it is more likely than not that the Company will generate sufficient taxable income to realize the deferred income tax assets. As a result of the analysis, the Company determined that a full valuation allowance against the deferred tax assets was required. As of December 31, 2019 and 2018, the Company has recorded a valuation allowance of $4.2 million and $1.6 million, respectively.

As of December 31, 2019 and 2018, management does not believe that the Company has any material uncertain tax positions that would require it to measure and reflect the potential lack of sustainability of a position on audit in its consolidated financial statements. The Company will continue to evaluate its uncertain tax positions in future periods to determine if measurement and recognition in its financial statements is necessary. The Company does not believe there will be any material changes in its unrecognized tax positions over the next year.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 9 – SUBSEQUENT EVENTS

Except where noted, all shares and per share amounts within this subsequent events note are presented on a post-ArTara Reverse Stock Split and post-Exchange Ratio basis.

Reverse Merger with ArTara

On January 9, 2020, in connection with, and prior to the completion of, the Merger, ArTara effected a 1-for-40 reverse stock split of its common stock (the “ArTara Reverse Stock Split”), which resulted in 557,631 pre-merger shares of ArTara outstanding.

Under the terms of the Merger Agreement, ArTara issued shares of its common stock (“Common Stock”) to the Company’s stockholders, at an exchange ratio of 0.190756 (the “Exchange Ratio”) shares of Common Stock, after taking into account the ArTara Reverse Stock Split, for each share of Private ArTara common stock outstanding immediately prior to the Merger. ArTara assumed all of the unvested Private ArTara restricted stock awards, which were exchanged for a number of shares of Common Stock equal to 0.190756 multiplied by the number of shares of Private ArTara common stock previously represented by such Private ArTara restricted stock awards and unvested to the same extent as such Private ArTara restricted stock awards and subject to the same restrictions as such Private ArTara restricted stock awards. The effect of the Exchange Ratio resulted in the shareholders of the Company being issued 2,627,533 shares of ArTara Common Stock.

ArTara assumed all of the outstanding and unexercised stock options of the Company, with such stock options now representing the right to purchase a number of shares of Common Stock equal to 0.190756 multiplied by the number of shares of Private ArTara common stock previously represented by such Private ArTara stock options. As a result, 1,048,300 shares were registered under the 2014 Equity Incentive Plan and 219,699 shares were assumed under Private ArTara’s 2017 Equity Incentive Plan. No additional awards will be made under the 2017 Equity Incentive Plan. On January 1, 2020, ArTara amended its Amended and Restated 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”) to increase the number of shares of stock available for issuance under the 2014 Equity Incentive Plan and make conforming changes to updates to Section 162(m) of the Code.

Concurrently with the execution of the Merger Agreement, certain institutional investors (together, the “Investors”) entered into a subscription agreement (as amended on November 19, 2019, the “Subscription Agreement”) with ArTara and Private ArTara, pursuant to which (A) ArTara issued in a private placement immediately after the Merger (the “Proteon Private Placement”) (i) 3,879.356 of shares of ArTara’s Series 1 Convertible Non-Voting Preferred Stock at a purchase price of approximately $7,011.47 per share, (ii) 1,896,888 shares of ArTara common stock at a purchase price of approximately $7.01 per share for an aggregate purchase price of approximately $40.5 million and to which (B) Private ArTara issued in a private placement immediately prior to the Merger (the “ArTara Private Placement”) 1,495,349 shares of Private ArTara common stock (pre-Exchange Ratio basis) at a purchase price of approximately $1.34 per share (pre-Exchange Ratio basis) (together with the Proteon Private Placement, the “Private Placements”) for a purchase price of approximately $2 million. The shares issued in the Private Placements were registered for resale on a registration statement on Form S-3 filed and declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 30, 2020.

Immediately following the closing of the Proteon Private Placement, 18,954 shares of ArTara’s Series A Convertible Preferred Stock outstanding were converted into 476,276 shares of ArTara’s Common Stock.

Immediately after the consummation of the Merger and prior to the consummation of the Private Placement, the former stockholders and optionholders of Private ArTara owned, or held rights to acquire, approximately 75.2% of the fully-diluted common stock of ArTara, with ArTara’s stockholders and optionholders immediately prior to the Merger owned approximately 24.8% of the fully-diluted common stock of ArTara.

Based on the terms of the Merger, the transaction will be treated as a reverse merger of ArTara by Private ArTara. The merger will be accounted for using acquisition accounting. Under acquisition accounting, the assets and liabilities (including executory contracts, commitments and other obligations) of ArTara as of the effective time of the merger will be recorded at their respective fair values and added to those of Private ArTara. Any excess of purchase price consideration over the fair values of the identifiable net assets is recorded as goodwill.

ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) and Consolidated Subsidiary

Notes to Consolidated Financial Statements

NOTE 9 – SUBSEQUENT EVENTS (Continued)

Restricted Stock Units

The following RSUs were granted pursuant to the Company’s 2014 Equity Incentive Plan. Settlement for the RSUs is deferred until the earliest to occur of (i) the director’s termination of service, (ii) death, (iii) disability and (iv) a change in control of the Company. In the event of a change in control of the Company, the RSUs will vest in full.

On January 10, 2020, the Board of Directors granted an aggregate of 91,000 RSUs to officers of the Company. These RSUs vest in four equal installments beginning on the first year anniversary of the grant.

On January 10, 2020, the Board of Directors granted an aggregate of 14,825 RSUs to employees of the Company. These RSUs vest in four equal annual installments beginning on the first year anniversary of the grant.

On January 10, 2020, the Board of Directors granted an aggregate of 254,000 RSUs to directors of the Company. These RSUs vest 12.5% on the date of grant and in twenty-one equal monthly installments thereafter.

On January 10, 2020, the Board of Directors granted an aggregate of 62,000 RSUs to directors of the Company. These RSUs vest 50% on the one year anniversary of the grant date, and in 12 equal monthly installments thereafter.

On January 10, 2020, the Board of Directors granted 50,000 RSUs to the CEO of the Company. These RSUs vest in four equal annual installments beginning on the first year anniversary of the date of grant.

Issuance of CEO Options

On January 10, 2020, the Board of Directors approved the grant of two options under the 2014 Equity Incentive Plan for the purchase of an aggregate 222,500 shares of the Company’s common stock to Mr. Shefferman. The first option was granted on January 10, 2020, is for the purchase of 111,250 shares of the Company’s common stock and has an exercise price of $30 per share. This option expires ten years from the date of grant and vests 25% on the one year anniversary of the grant date and the remainder of the underlying shares vest in thirty-six equal monthly installments thereafter.

The second option, expected to be granted on July 10, 2020, is for the purchase of 111,250 shares of the Company’s common stock. The exercise price will be determined based upon the close of the market on July 10, 2020. This option will expire ten years from the date of grant and will vest 25% on the one year anniversary of the grant date and the remainder of the underlying shares vest in thirty-six equal monthly installments thereafter.

Hiring of executive officers

Blaine Davis

On January 31, 2020, the Company entered into an employment agreement (the “Davis Employment Agreement”), effective as of February 11, 2020, with Blaine Davis for Mr. Davis to serve as the Company’s Chief Financial Officer. The Davis Employment Agreement provides for an initial base salary of $385,000 per year, and an annual discretionary cash bonus of 40% of Mr. Davis’s then-current base salary.

On February 4, 2020, pursuant to the Davis Employment Agreement, the Board of Directors approved the grant of a stock option under the 2014 Equity Incentive Plan to purchase 94,000 shares of the Company’s common stock with an exercise price of $37.30 per share. This option will expire ten years from the date of grant and will vest 25% on the one year anniversary of the grant date and the remainder of the underlying shares vest in thirty-six equal monthly installments thereafter. Mr. Davis will be eligible for future equity awards under such plan on an annual basis.

Julio Casoy

On February 6, 2020, the Company entered into an employment agreement (the “Casoy Employment Agreement”), effective as of February 13, 2020, with Julio Casoy, M.D. for Dr. Casoy to serve as the Company’s Chief Medical Officer. The Casoy Employment Agreement provides for an initial base salary of $400,000 per year (effective as of January 10, 2020), and an annual discretionary cash bonus of 35% of Dr. Casoy’s then-current base salary.

Financing Agreement

On February 19, 2020, the Company entered into a nine month financing agreement with AFCO Credit Corporation for its directors and officers (“D&O”) liability insurance in the amount of $2,224,760. The Company made a down payment of $556,190, leaving a principal balance of $1,668,570. The financing bears interest at a rate of 4.25% per annum, and will be repaid in monthly installments of $189,161, which includes both principal and interest.